Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the Fourth Quarter

and Full-Year Ended December 31, 2016

•	Q4 Sales increased 12% over prior year to $229 million

•	Q4 EPS increased 34% over prior year to $0.83 per diluted share

•	Q4 Operating Cash Flow increased 91% over prior year to $66 million

•	Full-Year 2016 Sales increased 7% to $860 million and EPS increased 18% to $3.07.

COLMAR, PENNSYLVANIA (February 22, 2017) – Dorman Products, Inc. (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced record sales and EPS for the fourth quarter and full-year ended December 31, 2016.

4th Quarter Financial Results

Net Sales for the 14 week fourth quarter ended December 31, 2016 increased $24.3 million, or 12%, to $229.1 million from $204.8 million for the 13 week fourth quarter ended 2015. Net Sales growth, adjusted for the additional week, was approximately 7%. Gross Profit for the fourth quarter increased 18% to $92.2 million (or 40.2% of sales) from $77.8 million (or 38.0% of sales) in the fourth quarter of 2015. Selling, General and Administrative (“SG&A”) Expenses for the fourth quarter increased 4% to $45.1 million (or 19.7% of sales) from $43.4 million (or 21.2% of sales) in the fourth quarter of 2015. Operating Cash Flow increased 91% to $66.0 million compared to $34.6 million in the same quarter last year. Diluted Earnings Per Share for the fourth quarter increased 34% to $0.83 per share from $0.62 per share in the fourth quarter of 2015. EPS growth, adjusted for the additional week, was approximately 24%.

As expected, the unfavorable stocking order comparisons we experienced in the third quarter reversed, and sales growth returned to much stronger levels in the fourth quarter aided by an extra shipping week in 2016. Gross Margin expansion was primarily driven by a more favorable sales mix, a result of exiting some underperforming, low margin product lines last year in the fourth quarter, lower excess and obsolete provisions as we continue to reduce inventory levels while improving the quality of inventory on hand and, to a lesser extent, leverage on the higher sales volumes. SG&A Expenses, adjusted for a $3 million pre-tax bad debt provision taken in the fourth quarter of 2015, grew 12%. The extra week, continued investment in new product development, and volume growth were the primary drivers of the SG&A Expense growth.

Under its share repurchase program, Dorman repurchased 101.2 thousand shares of its common stock during the fourth quarter ended December 31, 2016 at an average share price of $63.04.

Full Year 2016 Financial Results

Net Sales for the 53 week fiscal year ended December 31, 2016 increased $56.6 million, or 7%, to $859.6 million from $803.0 million for the 52 week fiscal year ended December 25, 2016. Gross Profit for fiscal 2016 increased 10% to $338.1 million (or 39.3% of sales) from $308.1 million (or 38.4% of sales) in fiscal 2015.

SG&A Expenses for fiscal 2016 increased 5% to $169.5 million (or 19.7% of sales) from $161.9 million (or 20.2% of sales) in fiscal 2015. Operating Cash Flow increased 32% to $121.5 million for fiscal 2016 compared to $92.1 million in fiscal 2015. Diluted Earnings Per Share for fiscal 2016 increased 18% to $3.07 per share from $2.60 per share in fiscal 2015.

Under its share repurchase program, Dorman repurchased 430.9 thousand shares of its common stock during fiscal 2016 at an average share price of $52.15.

“We are pleased to announce another successful year highlighted by record sales and earnings. Our success is directly attributable to the tireless efforts of our contributors who continue to execute our proven “New to the Aftermarket” product development strategy while ensuring high levels of service to our customers and end users. I would like to thank all our contributors who continue to drive Dorman to new levels of performance. Our core mission continues to be identifying failure prone passenger car, light truck, and heavy duty truck parts that are only available from dealerships and make a high quality alternative available to our customers and end users. To that end, we continue to invest in our new product capabilities allowing us to deliver growth well in excess of industry growth levels. During 2016, we introduced 4,220 new parts, including 1,255 “Formerly Dealer Only” parts. Sales from New Product launched in the last twenty four months as a percentage of total sales was 17% and we remain confident that we can continue to deliver above average industry growth over the long term by remaining laser-focused on this “New to the Aftermarket” mission. As a result, our previously issued guidance for 2017 remains unchanged as we continue to expect mid to high single digit organic revenue and net income growth,” said Matt Barton, President and Chief Executive Officer.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	14 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/31/16	Pct.	12/26/15	Pct.
Net sales	$229,097	100.0	$204,834	100.0
Cost of goods sold	136,926	59.8	127,041	62.0
Gross profit	92,171	40.2	77,793	38.0
Selling, general and administrative expenses	45,123	19.7	43,423	21.2
Income from operations	47,048	20.5	34,370	16.8
Interest expense, net	61	—	64	0.1
Income before income taxes	46,987	20.5	34,306	16.7
Provision for income taxes	18,286	8.0	12,519	6.1
Net income	$28,701	12.5	$21,787	10.6

Diluted earnings per share	$0.83		$0.62

Weighted average diluted shares outstanding	34,517		35,323

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	53 Weeks		52 Weeks
Year Ended (unaudited)	12/31/16	Pct.	12/26/15	Pct.
Net sales	$859,604	100.0	$802,957	100.0
Cost of goods sold	521,530	60.7	494,907	61.6
Gross profit	338,074	39.3	308,050	38.4
Selling, general and administrative expenses	169,473	19.7	161,893	20.2
Income from operations	168,601	19.6	146,157	18.2
Interest expense, net	241	—	216	—
Income before income taxes	168,360	19.6	145,941	18.2
Provision for income taxes	62,311	7.3	53,612	6.7
Net income	$106,049	12.3	$92,329	11.5

Diluted earnings per share	$3.07		$2.60

Weighted average diluted shares outstanding	34,598		35,538

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	12/31/16	12/26/15
Assets:
Cash and cash equivalents	$149,121	$78,659
Accounts receivable	230,526	203,923
Inventories	168,851	193,725
Prepaid expenses	3,116	2,326
Total current assets	551,614	478,633
Property, plant & equipment, net	88,436	87,046
Goodwill and other intangible assets, net	29,788	29,889
Deferred income taxes, net	12,429	7,557
Other assets	29,525	18,740
Total assets	$711,792	$621,865

Liabilities & shareholders’ equity:
Accounts payable	$72,629	$63,967
Accrued expenses and other	31,219	34,603
Total current liabilities	103,848	98,570
Other long-term liabilities	6,302	5,259
Shareholders’ equity	601,642	518,036
Total liabilities and equity	$711,792	$621,865

Selected Cash Flow Information (unaudited):

(in thousands)	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	12/31/16	12/26/15	12/31/16	12/26/15
Depreciation, amortization and accretion	$5,017	$4,447	$18,907	$16,186
Capital expenditures	$5,169	$5,154	$20,059	$21,688